Exhibit 3.1

THIRD AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VISION SENSING ACQUISITION CORP.

VISION SENSING ACQUISITION CORP, a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1	The name of the Corporation is Vision Sensing Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware pursuant to the DGCL on August 13, 2021 (the “Original Certificate”).

2.	An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 29, 2021 (the “Amended and Restated Certificate of Incorporation”).

3.	The First Amendment to the Amended and Restated Certificate of Incorporation was duly adopted on May 1, 2023, by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

4.	The Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted on October 25, 2023 by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

5.	This Third Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of both (x) holders of a majority of the outstanding shares of common stock voting together as a single class and (y) holders of a majority of the outstanding shares Class B Common Stock voting as a separate class.

6.	Section 4.3(b)(i) of the Original Certificate as previously amended is hereby deleted in its entirety and replaced with the following new Section 4.3(b)(i):

(b)	Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at the election of the holder of such Class B Common Stock at any time prior to the closing of the Business Combination or otherwise automatically on the closing of the Business Combination

7.	This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

Signature on following page.

IN WITNESS WHEREOF, Vision Sensing Acquisition Corp has caused this Third Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 30th day of April, 2024.

VISION SENSING ACQUISITION CORP.

By:	/s/ George Peter Sobek
Name:	George Peter Sobek
Title:	Chief Executive Officer